Exhibit 3.4

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

BITZIO, INC.

The undersigned, Gordon C. McDougall and Steven D. Moulton, do hereby certify that:

A.

They are the President and Secretary, respectively, of Bitzio, Inc., a Nevada corporation (the “Corporation”).

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Ten Million (10,000,000) shares and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the corporation has not issued any shares of the Preferred Class;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of Two Million Five Hundred Thousand (2,500,000) shares and designated as the “Series A Convertible Redeemable Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Redeemable Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series A Convertible Redeemable Preferred Stock as follows:

1.

Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

1.1

“Board” shall mean the Board of Directors of the Corporation.

1.2

“Corporation” shall mean Bitzio, Inc., a Nevada corporation.

1.3

“Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

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1.4

“Conversion Date” shall have the meaning set forth in Section 4(b).

1.5

“Holder” shall mean a holder of the Series A Convertible Redeemable Preferred Stock.

1.6

“Liquidation Price” shall mean $0.0025 per share for the Series A Convertible Redeemable Preferred Stock.

1.7

“Original Issue Date” shall mean the date on which the first share of Series A Convertible Redeemable Preferred Stock is issued by the Corporation.

1.8

“Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.9

“Series A Convertible Redeemable Preferred Stock” shall mean the Series A Convertible Redeemable Preferred Stock, $0.001 par value per share, of the Corporation.

2.

Dividend Rights.  The Series A Convertible Redeemable Preferred Stock shall have no dividend rights.

3.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1

Series A Convertible Redeemable Preferred Stock. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Liquidation Price of the Series A Convertible Redeemable Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Redeemable Preferred Stock.  If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Redeemable Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Redeemable Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Redeemable Preferred Stock held by each holder thereof.

3.2

Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Convertible Redeemable Preferred Stock of their full preferential

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amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3

Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series A Convertible Redeemable Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Nevada and (iii) the rights contained in other Sections hereof.

3.4

Non-Cash Consideration.  If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4.

Conversion Rights.

4.1

Conversion of Preferred Stock.  Each share of Series A Convertible Redeemable Preferred Stock shall be convertible, at the option of the holder thereof, at any time after January 1, 2013 but before January 2, 2017 (the “Conversion Window”), and upon payment to the Corporation of a conversion premium of Forty Cents ($0.40) per share of common stock acquired upon conversion (the “Conversion Premium”), into two (2) fully paid and nonassessable shares of Common Stock of the Corporation (the “Conversion Shares”).

4.2

Procedures for Exercise of Conversion Rights.  The holders of any shares of Series A Convertible Redeemable Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Convertible Redeemable Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holder elects to convert such shares, and the Conversion Premium.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(c) below.  The holder shall be deemed to have become a shareholder of record on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series A Convertible Redeemable Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so

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surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Convertible Redeemable Preferred Stock representing the unconverted portion of the certificate so surrendered.

4.3

No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Redeemable Preferred Stock.  If more than one share of Series A Convertible Redeemable Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Redeemable Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Redeemable Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation's Board of Directors.

4.4

Payment of Taxes for Conversions.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Redeemable Preferred Stock.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Redeemable Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.5

Reservation of Common Stock.  The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Redeemable Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.6

Registration or Listing of Shares of Common Stock.  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Redeemable Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

4.7

Status of Common Stock Issued Upon Conversion.  All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Redeemable Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

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4.8

Status of Converted Preferred Stock.  In case any shares of Series A Convertible Redeemable Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the Corporation.

5.

Adjustment of Conversion Price.

5.1

General Provisions.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series A Convertible Redeemable Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Convertible Redeemable Preferred Stock into Common Stock.  The provisions of this section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

5.2

No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Redeemable Preferred Stock against impairment.  This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the Nevada Revised Statutes and the terms hereof.

6.

Redemption Provisions.  The Series A Convertible Redeemable Preferred Stock may be redeemed by the Corporation on the following terms:

6.1

Redemption Right; Notice.  At any time after January 2, 2017 the Corporation may, as determined by the Board of Directors at its sole discretion, redeem any or all of the Series A Convertible Redeemable Preferred Stock by providing thirty (30) days advance written notice to the holders whose shares shall be redeemed.

6.2

Redemption Price.  For purposes of this Section 6, the redemption price of the Series A Convertible Redeemable Preferred Stock shall be equal to the Liquidation Price.

6.3

Redemption Procedures.

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(a)

Any redemption of the Series A Convertible Redeemable Preferred Stock pursuant to Section 6.1 above shall be deemed to be effective and consummated (for purposes of determining the Redemption Price and the time at which the holders shall thereafter not be entitled to deliver a Notice of Conversion for the Preferred Shares) on the Redemption Date set forth in the notice of redemption (which shall be at least thirty (30) days after the delivery of the notice of redemption, on a date chosen by the Corporation).

(b)

On the effective date of a redemption of the Series A Convertible Redeemable Preferred Stock as specified above, the Corporation shall deliver by wire transfer of funds the Redemption Price to the holders of the Series A Convertible Redeemable Preferred Stock subject to redemption.

(c)

Should any Series A Convertible Redeemable Preferred Stock required to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the applicable Series A Convertible Redeemable Preferred Stock shall be redeemed on the earliest possible dates thereafter to the maximum extent permitted by law.

(d)

Any Notice of Conversion delivered by a holder (including delivery via facsimile) to the Corporation prior to the Redemption Date pursuant to Section 6.1 shall be honored by the Corporation and the conversion of the Series A Convertible Redeemable Preferred Stock shall be deemed effected on the Conversion Date.  In addition, between the effective date of a redemption pursuant to Section 6.1 above and the date the Corporation is required to deliver the redemption proceeds in full to the applicable holder(s), the holder may deliver a Notice of Conversion to the Corporation.

7.

Voting Provisions.  The Series A Convertible Redeemable Preferred Stock shall have no voting rights.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Redeemable Preferred Stock to be duly executed by its President and attested to by its Secretary this 2nd day of January, 2012.

/s/ Gordon C. McDougall	/s/ Steven D. Moulton
By: Gordon C. McDougall	By: Steven D. Moulton
Its: President	Its: Secretary

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